Limited Term Tax-Exempt Bond Fund of America
July 31, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$60,916
Class B	$7
Class C	$422
Class F-1	$1,795
Class F-2	$5,409
Total	$68,549
Class R-6	$5,737
Total	$5,737
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.3473
Class B	$0.2353
Class C	$0.2284
Class F-1	$0.3345
Class F-2	$0.3757
Class R-6	$0.3931
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	190,414
Class B	17
Class C	1,899
Class F-1	5,595
Class F-2	18,111
Total	216,036
Class R-6	17,678
Total	17,678
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$16.04
Class B	$16.04
Class C	$16.04
Class F-1	$16.04
Class F-2	$16.04
Class R-6	$16.04